Exhibit 99.1

American Eagle Outfitters Reports January Sales Of $145 Million

Same Store Sales Decrease 6%

Updates Fourth Quarter EPS Guidance

Pittsburgh - February 3, 2011 -- American Eagle Outfitters, Inc. (NYSE: AEO) today announced total sales for the four weeks ended January 29, 2011 decreased 9% to $145 million, compared to $160 million for the four weeks ended January 30, 2010.  Consolidated comparable store sales decreased 6% for the month, compared to a 10% increase for the same period last year.

Total sales for the quarter ended January 29, 2011 decreased 4% to $916 million, compared to $956 million for the same period last year. Comparable store sales decreased 7% for the quarter, compared to a 5% increase for the same period last year.

Total sales for the year ended January 29, 2011 increased 1% to $2.97 billion, compared to $2.94 billion for the same period last year. Comparable store sales decreased 1% for the year, compared to a 4% decline for the same period last year.

The company ended the year with inventories in line with plan and well below last year. Management expects fourth quarter earnings to be on the high end of the previously announced guidance of $0.41 to $0.43 per diluted share. This compares to earnings from continuing operations of $0.38 per diluted share last year.

The company completed the closure of MARTIN+OSA during the second quarter of 2010. Accordingly, MARTIN+OSA's total sales for the current year-to-date period and all prior periods have been reclassified as discontinued operations and are not included in the results from continuing operations above.

To access the company's recorded monthly sales commentary, please dial (866) 514-0390, or internationally dial (585) 267-8021.

The company will announce fourth quarter earnings on Wednesday, March 9, 2011. Management will host a conference call at 9:00 a.m. Eastern Time that morning. To listen to the call, please dial (877) 407-0789 or internationally dial (201) 689-8562. The conference call will also be simultaneously broadcast over the Internet at www.ae.com. Anyone unable to listen to the call can access a replay beginning March 9, 2011 at 12:00 p.m. Eastern Time. To listen to the replay, dial (877) 660-6853, or internationally dial (201) 612-7415, and reference account 3055 and confirmation code 348838. An audio replay of the conference call will also be available at www.ae.com.

American Eagle Outfitters, Inc., through its subsidiaries, ("AEO, Inc.") offers high-quality, on-trend clothing, accessories and personal care products at affordable prices.  The American Eagle Outfitters brand targets 15 to 25 year old girls and guys, with 929 stores in the U.S. and Canada and online at www.ae.com.  aerie by american eagle offers apparel and intimates collections for the AE girl, with 148 standalone stores in the U.S. and Canada and online at www.aerie.com.  The latest brand, 77kids by american eagle, is available online at www.77kids.com, as well as at nine stores across the nation. The 77kids brand offers small sizes and great big style for kids 0-14.  AE.COM, the online home of the brands of AEO, Inc. ships to 76 countries worldwide.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: This release contains forward-looking statements, which represent our expectations or beliefs concerning future events, specifically regarding fourth quarter earnings. All forward-looking statements made by the company involve material risks and uncertainties and are subject to change based on factors beyond the company's control. Such factors include, but are not limited to the risk that the company's fourth quarter earnings expectations may not be achieved and the risks described in the Risk Factor Section of the company's Form 10-K and Form 10-Q filed with the Securities and Exchange Commission. Accordingly, the company's future performance and financial results may differ materially from those expressed or implied in any such forward-looking statements. The company does not undertake to publicly update or revise its forward-looking statements even if future changes make it clear that projected results expressed or implied will not be realized.

CONTACT:    American Eagle Outfitters, Inc.

Judy Meehan, 412-432-3300